Exhibit 99.1
Additional Disclosures to Stockholders Pursuant to the Terms of the MOU
1. Additional disclosures, to be added to the section titled “The Merger — Background of the Merger” beginning on page 15 of the Definitive Proxy Statement filed by Compellent with the SEC on January 14, 2011 (the “Definitive Proxy Statement”).
October 21, 2010 Meeting between Chris Kleiman and Blackstone.
The Blackstone representative and Mr. Kleiman had both planned to attend the dinner, for reasons unrelated to the potential strategic combination between Dell and Compellent. Prior to the dinner, the Blackstone representative informed Mr. Soran of the fact that both he and Mr. Kleiman were scheduled to attend the dinner and asked Mr. Soran whether he should raise the topic of the potential strategic combination with Mr. Kleiman at the dinner. Mr. Soran indicated to the Blackstone representative that he should raise the topic with Mr. Kleiman. Mr. Kleiman also independently contacted the Blackstone representative prior to the dinner and suggested that they meet prior to or after the dinner. They agreed to meet, although prior to meeting, they did not discuss what topics they would cover at their meeting.
December 9, 2010 Joint Press Release by Compellent and Dell.
On the afternoon of December 8, 2010, Mr. Soran called a special meeting of the board of directors to discuss the press release contemplated by Dell. Representatives from Cooley, Morgan Stanley and Blackstone and members of management were present. The advisors discussed with the board of directors their views of the risks relating to the proposed press release. During these discussions, the board of directors understood that if Compellent did not agree to issue a joint release, Dell would issue the press release alone. Dell stated that Compellent’s withdrawal from the Barclay’s conference had increased the rumors and speculation of an acquisition of the Company by Dell, and if Compellent felt that it did not believe it should be speaking publicly about its business, in the absence of public disclosure regarding a potential merger, then Dell should not be put in the position of having to speak to the public without disclosure of the status of discussions with Compellent. In addition, Dell expressed to Compellent’s financial advisors Dell’s belief that, because the trading price had run up based on speculation that Compellent may be acquired and recent analyst reports on the stand-alone value of Compellent in 2011 with target values as high as $40 per share, the lack of accurate information in the market place would likely work to the detriment of many of the concerned parties, including Compellent’s stockholders. The Compellent board of directors also weighed the risk of pre-announcing a deal with Dell before the parties had agreed to all material terms relative to the transaction and the risk of Dell potentially walking away from the potential merger with Compellent, as a result of the run up in the trading price of Compellent’s common stock. The board of directors instructed Mr. Soran, and representatives of the financial and legal advisors, to try to make progress on the terms and conditions of the proposed merger agreement that would create a reasonable amount of certainty for Compellent that the deal would close before the board of directors made a decision on the response to Dell’s request.

Compellent’s Consideration of Other Potentially Interested Parties before and after Dell Expressed Interest in Late August 2010.
Earlier in 2010, Compellent requested that Morgan Stanley and Blackstone mention Compellent in discussions with larger companies in the data storage business or other appropriate technology companies for the purpose of expanding market awareness of Compellent and its product offerings in the course of Morgan Stanley’s and Blackstone’s regular practice of meeting with key players in the technology industry on a periodic basis. Other than Dell, none of the companies that were contacted by either Morgan Stanley or Blackstone subsequently indicated any interest in a strategic transaction with Compellent.
On September 24, 2010, Compellent’s board of directors held a special meeting with representatives from Cooley, Morgan Stanley and Blackstone and members of management present. At the meeting, the board of directors discussed the proposal from Dell and determined that it needed additional time to consider the proposal and to assess whether there were other potential parties interested in acquiring Compellent. A representative from Cooley apprised the board of directors of their fiduciary duties in the context of a potential acquisition. The board of directors determined that it would be appropriate for Compellent’s financial advisors to reach out to a number of other strategic parties who the financial advisors and management believed would be the most likely to have an interest in acquiring Compellent due to the potential acquirers’ product needs or potential synergies to determine whether any of these parties wanted to engage in acquisition discussions before responding to the Dell proposal. None of the contacted parties expressed any interest in pursuing strategic discussions (or any discussions) with Compellent, each expressing different reasons, including, without limitation, recent acquisitions, internal development strategies, existing product offerings in data storage and the difficult timing of a potential transaction with Compellent given other strategic opportunities being pursued by that party.
Cancellation of Compellent’s Attendance at a Barclay’s Analyst Conference on December 8, 2010.
In August Compellent committed to attend an annual analyst conference being sponsored by Barclays. Compellent subsequently commenced in-depth discussions with Dell. As the date of the conference approached, Compellent, after consulting with counsel, determined that it would not be advisable to attend the conference given the status of discussions with Dell and the feasibility of management answering questions accurately without inappropriately disclosing material non-public information about the potential transaction or fueling further market speculation.
2. Additional disclosures, to be added to the section titled “The Opinions of Compellents Advisors — Opinion of Morgan Stanley — General” beginning on page 33 of the Definitive Proxy Statement.
Other Services Provided by Morgan Stanley to Compellent or Dell and the Corresponding Fees.
With respect to services that Morgan Stanley had performed for Dell since January 1, 2008, such services consisted of strategic advice that Morgan Stanley provided to Dell with respect to certain actual and/or potential mergers or acquisitions and financing and financing services that Morgan Stanley provided to Dell. Morgan Stanley’s aggregate fees received from Dell during this period were approximately $12.6 million.
With respect to services that Morgan Stanley had performed for Compellent since January 1, 2008, such services included (among others) assistance with a secondary public stock offering in 2009 (Morgan Stanley had also been the lead banker for Compellent’s initial public offering in 2007). Morgan Stanley received aggregate fees from Compellent in those two preceding years approaching (but less than) $2 million.
3. Additional disclosures, to be added to the section titled “The Opinions of Compellents Advisors — Opinion of Blackstone — Miscellaneous” on page 43 of the Definitive Proxy Statement.
Other Services Provided by Blackstone to Compellent or Dell.
During the two years prior to being retained for the Transaction, neither Compellent nor Dell retained Blackstone for any services or paid any compensation to Blackstone. Notwithstanding the foregoing, representatives of Blackstone, during those two years, in the ordinary course of their business, regularly met with or contacted representatives of Dell, Compellent and other companies in the storage technology industry and related industries to discuss, among other things, market conditions, potential strategic transactions, takeover preparedness and related strategies, and other matters relating to the companies’ products, market positioning, and prospects.